Exhibit 5.2

Of Counsel
The Right Honourable Pierre Elliott Trudeau, P.C., Q.C. (1984 — 2000)†
The Right Honourable Jean Chrétien, P.C., Q.C.
The Honourable Donald J. Johnston, P.C., Q.C. (1974 — 1996)
Pierre Marc Johnson, F.S.R.C.
The Honourable John W. Morden
André Bureau, O.C.
Pierre C. Lemoine

February 3, 2005

Lions Gate Entertainment Corp.
555 Brooksbank
North Vancouver, BC V7J 3S5

Our Reference: 024066-0020

Dear Sir or Madam:

Re: Registration of Securities of Lions Gate Entertainment Corp.

At your request, we have examined the Registration Statement (the “Registration Statement”) on Form S-3 of Lions Gate Entertainment Corp., a company incorporated under the laws of British Columbia (the “Company”), in connection with the registration under the Securities Act of 1933 of 13,043,475 common shares of the Company issuable upon conversion of the 2.9375% Senior Subordinated Convertible Notes due 2024 (the “Notes”) of the Company’s U.S. subsidiary, Lions Gate Entertainment Inc. (the “Conversion Shares”).

We are of the opinion that the Conversion Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued upon conversion of Notes in accordance with the terms of the Indenture dated as of October 4, 2004, between Lions Gate Entertainment Inc., as issuer, and J.P. Morgan Trust Company, National Association, as trustee, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference of this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Yours truly,

Heenan Blaikie llp

RWK/mm